Exhibit 99




Release Date:                                        Further Information:

IMMEDIATE RELEASE                                    David J. Bursic
January 28, 2009                                     President and
                                                     Chief Executive Officer
                                                              -or-
                                                     Pamela M. Gregio
                                                     Investor Relations
                                                     Phone: (412) 364-1913


                        WVS FINANCIAL CORP. TO REPURCHASE
                      UP TO 106,000 SHARES OF COMMON STOCK

         PITTSBURGH, PENNSYLVANIA--WVS Financial Corp. (NASDAQ:WVFC), the holding company for West View Savings Bank, announced today that the Company's Board of Directors authorized its Tenth Stock Repurchase Program. The Tenth Stock Repurchase Program will total 106,000 shares, or approximately 5.00% of the 2,122,185 shares expected to be outstanding upon completion of the current Ninth Stock Repurchase Program, and will commence upon completion of the current repurchase program. As of January 27, 2009, 3,100 shares remain to be repurchased under the current program as the Company has repurchased 161,900 shares.

         Repurchases are authorized to be made by the Company from time to time in open-market transactions as, in the opinion of management, market conditions warrant. The repurchased shares will be held as treasury stock and may be reserved for issuance pursuant to the Company's stock benefit plans.

         WVS Financial Corp. owns 100% of the outstanding common stock of West View Savings Bank. The Savings Bank is a Pennsylvania-chartered, FDIC-insured savings bank which conducts business in the North Hills suburbs of Pittsburgh, Pennsylvania.

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